MANAGEMENT AGREEMENT

America First Capital Management, LLC

Exhibit 1

Amendment Dated:

Percentage of Average

Fund

Daily Net Assets

America First Quantitative Strategies Fund

1.00%

America First Absolute Return Fund

1.50%

Catalyst Funds

By:

Print Name:

Title:

America First Capital Management, LLC

By:

Print Name:

Title: